AETNA GET FUND
NSAR Annual Filing
12/31/2001


Sub-Item 77I - Terms of New or Amended Securities	Y


Effective October 3, 2001, the Board of Trustees of the Aetna GET Fund (Trust) divided the shares of beneficial interest of the Trust into and established separate series (GET Q) distinct from shares of the Trust previously issued. Shares of the new series have voting powers and redemptive rights as referred to in the Amendment to the Declaration of Trust.

Effective December 12, 2001, the Board of Trustees of the Aetna GET Fund (Trust) abolished the previously established and designated
Series (Series B and Series C) of the Trust and the establishment and designation thereof.





Sub-Item 77Q1 - Exhibits	Y

(a) Amendments to the Declaration of Trust of Aetna GET Fund are attached herewith.

(a.1)

AMENDMENT TO DECLARATION OF TRUST OF
AETNA GET FUND

Designating a New Series of Beneficial Interests

October 3, 2001

	The undersigned, being a majority of the duly elected and qualified Trustees of Aetna GET Fund, a Massachusetts business trust (the "Trust"), acting pursuant to Sections 1.1, 6.2 and 11.3 of the Declaration of Trust dated March 3, 1987, as amended (the "Declaration of Trust"), hereby divide the shares of beneficial interest of the Trust into and establish a separate series (the "Series") distinct from shares of the Trust previously issued, with the Series to have the following special and relative rights:

1.  The Series shall be designated as follows:

Series Q

2.	The Series shall be authorized to hold cash and invest in
securities and instruments and use investment techniques as described in the Trust's registration statement under the Securities Act of 1933 and the Investment Company Act of 1940 ("Investment Company Act"), as amended from time to time. Each share of beneficial interest of the Series ("share") shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of the Series shall be entitled to vote and shall represent a pro rata beneficial interest in the assets held by the Series. The proceeds of sales of shares of the Series, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Series, unless otherwise required by law. Each share of the Series shall be entitled to receive its pro rata share of net assets of the Series upon its liquidation. The Series may be terminated pursuant to a plan of liquidation approved by a majority of the Trust's Board of Trustees ("Trustees").

3.	Shareholders of the Series shall vote separately as a class
on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to the Series as provided in Rule 18f-2 under the Investment Company Act or any successor rule and in the Declaration of Trust.

4.	The Trustees (including any successor Trustee) shall have the right at any time and from time to time to allocate assets and expenses pursuant to Sections 6.2(c) and 6.2(d) of the Declaration of Trust, to change the designation of any Series now or hereafter created, or to otherwise change the special and relative rights of any such Series provided that such change shall not adversely affect the rights of shareholders of a Series.



The foregoing shall be effective upon filing of the same with the Commonwealth of Massachusetts.



/s/ Albert E. DePrince, Jr.
Albert E. DePrince, Jr., as Trustee and not individually



/s/ Maria T. Fighetti
Maria T. Fighetti, as Trustee and not individually



/s/ J. Scott Fox
J. Scott Fox, as Trustee and not individually



/s/ David L. Grove
David L. Grove, as Trustee and not individually



/s/ Sidney Koch
Sidney Koch, as Trustee and not individually



/s/ Corine T. Norgaard
Corine T. Norgaard, as Trustee and not individually



/s/ Richard G. Scheide
Richard G. Scheide, as Trustee and not individually



/s/ John G. Turner
John G. Turner, as Trustee and not individually


(a.2)

AMENDMENT TO DECLARATION OF TRUST OF
AETNA GET FUND

Liquidating Series of Beneficial Interests
Series B and Series C

December 12, 2001

	The undersigned, being all of the duly elected and qualified Trustees of Aetna GET Fund, a Massachusetts business trust (the "Trust"), acting pursuant to Sections 6.2 and 11.3 of the Declaration of Trust dated March 3, 1987, as amended (the "Declaration of Trust"), hereby abolish the following previously established and designated series of the Trust and the establishment and designation thereof:
Series B and Series C.


1. The foregoing shall be effective upon filing of the same with the Commonwealth of Massachusetts.




/s/ Albert E. DePrince, Jr.

/s/ Sidney Koch
Albert E. DePrince, Jr.,
as Trustee and not individually


/s/ Maria T. Fighetti

Sidney Koch,
as Trustee and not individually


/s/ Corine T. Norgaard
Maria T. Fighetti,
as Trustee and not individually


/s/ J. Scott Fox

Corine T. Norgaard,
as Trustee and not individually


/s/ Richard G. Scheide
J. Scott Fox,
as Trustee and not individually


/s/ David L. Grove

Richard G. Scheide,
as Trustee and not individually


/s/ John G. Turner
David L. Grove,
as Trustee and not individually

John G. Turner,
as Trustee and not individually




Sub-Item 77Q1 - Exhibits	Y


(e) Investment Advisory Agreement for Aetna GET Fund is attached herewith.

INVESTMENT ADVISORY AGREEMENT
THIS AGREEMENT is made by and between AELTUS INVESTMENT MANAGEMENT, INC., a Connecticut corporation (the "Adviser"), and AETNA GET FUND, a Massachusetts business trust (the "Fund"), on behalf of its Series D ("Series"), as of the date set forth above the parties' signatures.

W I T N E S S E T H

WHEREAS, the Fund is registered with the Securities and Exchange
Commission (the "Commission") as an open-end, diversified, management investment company under the Investment Company Act of 1940 (the "1940 Act"); and

WHEREAS, the Fund has established the Series; and

WHEREAS, the Adviser is registered with the Commission as an investment adviser under the Investment Advisers Act of 1940
(the "Advisers Act"), and is in the business of acting as an investment adviser; and

WHEREAS, the Fund, on behalf of the Series, and the Adviser desire to enter into an agreement to provide for investment advisory and management services for the Series on the terms and conditions hereinafter set forth;

NOW THEREFORE, the parties agree as follows:

I.	APPOINTMENT AND OBLIGATIONS OF THE ADVISER
Subject to the terms and conditions of this Agreement and the policies and control of the Fund's Board of Trustees (the "Board"), the Fund, on behalf of the Series, hereby appoints the Adviser to serve as the investment adviser to the Series, to provide the investment advisory services set forth below in Section II. The Adviser agrees that, except as required to carry out its duties under this Agreement or otherwise expressly authorized, it is acting as an independent contractor and not as an agent of the Series and has no authority to act for or represent the Series in any way.

II.	DUTIES OF THE ADVISER
In carrying out the terms of this Agreement, the Adviser shall do the following:

1.	supervise all aspects of the operations of the Series;
2.	select the securities to be purchased, sold or exchanged by
the Series or otherwise represented in the Series' investment portfolio, place trades for all such securities and regularly report thereon to the Board;
3.	formulate and implement continuing programs for the purchase and sale of securities and regularly report thereon to the Board;
4.	obtain and evaluate pertinent information about significant
developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally, the Series, securities held by or under consideration for the Series, or the issuers of those securities;
5.	provide economic research and securities analyses as the
Adviser considers necessary or advisable in connection with the Adviser's performance of its duties hereunder;
6.	obtain the services of, contract with, and provide
instructions to custodians and/or subcustodians of the Series' securities, transfer agents, dividend paying agents, pricing services and other service providers as are necessary to carry out the terms of this Agreement; and
7.	take any other actions which appear to the Adviser and the
Board necessary to carry into effect the purposes of this Agreement.

III.	REPRESENTATIONS AND WARRANTIES

A.	Representations and Warranties of the Adviser
The Adviser hereby represents and warrants to the Fund as follows:
1.	Due Incorporation and Organization. The Adviser is duly
organized and is in good standing under the laws of the State of Connecticut and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.
2.	Registration. The Adviser is registered as an investment
adviser with the Commission under the Advisers Act. The Adviser shall maintain such registration in effect at all times during the term of this Agreement.
3.	Best Efforts. The Adviser at all times shall provide its
best judgment and effort to the Series in carrying out its obligations hereunder.

B.	Representations and Warranties of the Series and the Fund
The Fund, on behalf of the Series, hereby represents and warrants to the Adviser as follows:

1.	Due Establishment and Organization. The Fund has been duly
established under the laws of the Commonwealth of Massachusetts and it is authorized to enter into this Agreement and carry out its obligations hereunder.
2.	Registration. The Fund is registered as an investment company with the Commission under the 1940 Act and shares of the Series are registered or qualified for offer and sale to the public under the Securities Act of 1933 and all applicable state securities laws.
Such registrations or qualifications will be kept in effect during the term of this Agreement.


IV.	DELEGATION OF RESPONSIBILITIES
Subject to the approval of the Board and the shareholders of the Series, the Adviser may enter into a Subadvisory Agreement to engage a subadviser to the Adviser with respect to the Series.

V.	BROKER-DEALER RELATIONSHIPS

A.	Series Trades
The Adviser shall place all orders for the purchase and sale of portfolio securities for the Series with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser. The Adviser shall use its best efforts to seek to execute portfolio transactions at prices that are advantageous to the Series and at commission rates that are reasonable in relation to the benefits received.

B.	Selection of Broker-Dealers
In selecting broker-dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Adviser and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage or research services a commission for executing a portfolio transaction for the Series that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer and is paid in compliance with Section 28(e). This determination may be viewed in terms of either that particular transaction or the overall responsibilities that the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Adviser may consider the sale of shares of the Series and of other investment companies advised by the Adviser as a factor in the selection of brokers or dealers to effect transactions for the Series, subject to the Adviser's duty to seek best execution. The Adviser may also select brokers or dealers to effect transactions for the Series that provide payment for expenses of the Series. The Board shall periodically review the commissions paid by the Series to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits received.

VI.	CONTROL BY THE BOARD
Any investment program undertaken by the Adviser pursuant to this Agreement, as well as any other activities undertaken by the Adviser on behalf of the Series pursuant thereto, shall at all times be subject to any directives of the Board.

VII.	COMPLIANCE WITH APPLICABLE REQUIREMENTS
In carrying out its obligations under this Agreement, the Adviser shall at all times conform to:

1.	all applicable provisions of the 1940 Act;
2.	the provisions of the current Registration Statement of the
Fund;
3.	the provisions of the Fund's Declaration of Trust, as
amended;
4. the provisions of the Bylaws of the Fund, as amended; and
5. any other applicable provisions of state and federal law.

VIII.	COMPENSATION
For the services to be rendered, the facilities furnished and the expenses assumed by the Adviser, the Fund, on behalf of the Series, shall pay to the Adviser an annual fee, payable monthly, equal to 0.25% of the average daily net assets of the Series during the offering period and equal to 0.60% of the average daily net assets of the Series during the guarantee period. Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily at the rate of 1/365 (1/366 in the event of a leap year) of 0.25% of the daily net assets of the Series during the offering period and equal to 0.60% of the daily net assets of the Series during the guarantee period. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees set forth above. Subject to the provisions of Section X hereof, payment of the Adviser's compensation for the preceding month shall be made as promptly as possible.

IX.	EXPENSES
The expenses in connection with the management of the Series shall be allocated between the Series and the Adviser as follows:

A.	Expenses of the Adviser
The Adviser shall pay:

1.	the salaries, employment benefits and other related costs
and expenses of those of its personnel engaged in providing investment advice to the Series, including without limitation, office space, office equipment, telephone and postage costs; and
2.	all fees and expenses of all trustees, officers and
employees, if any, of the Fund who are employees of the Adviser, including any salaries and employment benefits payable to those persons.

B.	Expenses of the Series
The Series shall pay:

1.	investment advisory fees pursuant to this Agreement;
2.	brokers' commissions, issue and transfer taxes or other
transaction fees payable in connection with any transactions in the securities in the Series' investment portfolio or other investment transactions incurred in managing the Series' assets, including portions of commissions that may be paid to reflect brokerage research services provided to the Adviser;
3.	fees and expenses of the Series' independent accountants
and legal counsel and the independent trustees' legal counsel;
4.	fees and expenses of any administrator, transfer agent,
custodian, dividend, accounting, pricing or disbursing agent of the Series;
5.	interest and taxes;
6.	fees and expenses of any membership in the Investment
Company Institute or any similar organization in which the Board deems it advisable for the Fund to maintain membership;
7.	insurance premiums on property or personnel (including
officers and trustees) of the Fund;
8.	all fees and expenses of the Fund's trustees, who are not
"interested persons" (as defined in the 1940 Act) of the Fund or the Adviser;
9.	expenses of preparing, printing and distributing proxies,
proxy statements, prospectuses and reports to shareholders of the Series, except for those expenses paid by third parties in connection with the distribution of Series shares and all costs and expenses of shareholders' meetings;
10.	all expenses incident to the payment of any dividend,
distribution, withdrawal or redemption, whether in shares of the Series or in cash;
11.	costs and expenses (other than those detailed in paragraph
9 above) of promoting the sale of shares in the Series, including preparing prospectuses and reports to shareholders of the Series, provided, nothing in this Agreement shall prevent the charging of such costs to third parties involved in the distribution and sale of Series shares;
12.	fees payable by the Series to the Commission or to any
state securities regulator or other regulatory authority for the registration of shares of the Series in any state or territory of the United States or of the District of Columbia;
13.	all costs attributable to investor services, administering
shareholder accounts and handling shareholder relations, (including, without limitation, telephone and personnel expenses), which costs may also be charged to third parties by the Adviser; and
14.	any other ordinary, routine expenses incurred in the
management of the Series' assets, and any nonrecurring or extraordinary expenses, including organizational expenses, litigation affecting the Series and any indemnification by the Fund of its officers, trustees or agents.

Notwithstanding the above, the Adviser may waive a portion or all of the fees it is entitled to receive.

In addition, the Adviser may reimburse the Fund, on behalf of a Series, for expenses allocated to a Series.

The Adviser has agreed to waive fees and/or reimburse expenses
(excluding distribution fees) so that the Series' total annual operating expenses do not exceed 0.75% of the average daily net assets.

X.	ADDITIONAL SERVICES
Upon the request of the Board, the Adviser may perform certain accounting, shareholder servicing or other administrative services on behalf of the Series that are not required by this Agreement. Such services will be performed on behalf of the Series and the Adviser may receive from the Series such reimbursement for costs or reasonable compensation for such services as may be agreed upon between the Adviser and the Board on a finding by the Board that the provision of such services by the Adviser is in the best interests of the Series and its shareholders. Payment or assumption by the Adviser of any Series expense that the Adviser is not otherwise required to pay or assume under this Agreement shall not relieve the Adviser of any of its obligations to the Series nor obligate the Adviser to pay or assume any similar Series expense on any subsequent occasions.

XI.	NONEXCLUSIVITY
The services of the Adviser to the Series are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby. It is understood and agreed that officers and directors of the Adviser may serve as officers or trustees of the Fund, and that officers or trustees of the Fund may serve as officers or directors of the Adviser to the extent permitted by law; and that the officers and directors of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment companies.

XII.	TERM
This Agreement shall become effective on December 12, 2001, and shall remain in force and effect through December 31, 2002 unless earlier terminated under the provisions of Article XIV.

XIII.	RENEWAL
Following the expiration of its initial term, the Agreement shall continue in force and effect from year to year, provided that such continuance is specifically approved at least annually:

1.	a.	by the Board, or
b.	by the vote of a majority of the Series' outstanding
voting securities (as defined in Section 2(a)(42) of the 1940 Act), and

2.	by the affirmative vote of a majority of the trustees who
are not parties to this Agreement or interested persons of a party to this Agreement (other than as a trustee of the Fund), by votes cast in person at a meeting specifically called for such purpose.


XIV.	TERMINATION
This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by vote of a majority of the Series' outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), or by the Adviser, on sixty
(60) days' written notice to the other party. The notice provided for herein may be waived by the party required to be notified. This Agreement shall automatically terminate in the event of its "assignment" (as defined in Section 2(a)(4) of the 1940 Act).

XV.	LIABILITY
The Adviser shall be liable to the Fund and shall indemnify the Fund for any losses incurred by the Fund, whether in the purchase, holding or sale of any security or otherwise, to the extent that such losses resulted from an act or omission on the part of the Adviser or its officers, directors or employees, that is found to involve willful misfeasance, bad faith or negligence, or reckless disregard by the Adviser of its duties under this Agreement, in connection with the services rendered by the Adviser hereunder.

XVI.	LIMITAITON OF LIABILITY FOR CLAIMS
The Fund's Declaration of Trust ("Declaration"), a copy of which, together with all amendments thereto, is on file in the Office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Aetna GET Fund" refers to the trustees under the Declaration collectively as trustees and not as individuals or personally, and that no shareholder of the Series, or trustee, officer, employee or agent of the Fund, shall be subject to claims against or obligations of the Fund or of the Series to any extent whatsoever, but that the trust estate only shall be liable.
The Adviser is hereby expressly put on notice of the limitation of liability as set forth in the Declaration and agrees that the obligations assumed by the Fund on behalf of the Series pursuant to this Agreement shall be limited in all cases to the Series and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Series or any other series of the Fund, or from any trustee, officer, employee or agent of the Fund. The Adviser understands that the rights and obligations of each series under the Declaration are separate and distinct from those of any and all other series.

XVII.	NOTICES
Any notices under this Agreement shall be in writing, addressed and delivered, mailed postage paid, or sent by other delivery service, or by facsimile transmission to each party at such address as each party may designate for the receipt of notice. Until further notice, such addresses shall be:

if to the Fund, on behalf of the Series:

10 State House Square
Hartford, Connecticut 06103
Fax number 860/275-2158
Attention: President


if to the Adviser:

10 State House Square
Hartford, Connecticut 06103
Fax number 860/275-4440
Attention: President or Chief Compliance Officer

XVIII.	QUESTIONS OF INTERPRETATION
This Agreement shall be governed by the laws of the State of Connecticut. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules or orders of the Commission issued pursuant to the 1940 Act, or contained in no-action and interpretive positions taken by the Commission staff. In addition, where the effect of a requirement of the 1940 Act reflected in the provisions of this Agreement is revised by rule or order of the Commission, such provisions shall be deemed to incorporate the effect of such rule or order.

XIX.	SERVICE MARK
The service mark of the Fund and the Series and the name "Aetna" have been adopted by the Fund with the permission of Aetna Services, Inc. (formerly known as Aetna Life and Casualty Company) and their continued use is subject to the right of Aetna Services, Inc. to withdraw this permission in the event the Adviser or another affiliated corporation of Aetna Services, Inc. should not be the investment adviser of the Series.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the 12th day of December, 2001.

Aeltus Investment Management, Inc.
Attest:

By:
/s/ Michael Gioffre

By:
/s/ Neil Kochen
Name:  Michael Gioffre		Name:  Neil Kochen
Title:    Secretary		Title: Executive Vice President

Aetna GET Fund
on behalf of its Series D

Attest:

By:
/s/ Robin Stevens

By:
/s/ J. Scott Fox
Name:  Robin Stevens		Name:  J. Scott Fox
Title:    Assistant Secretary	Title: President


Investment Advisory Agreement
Schedule Pursuant to Rule 483(d)(2) under the Securities Act of 1933

Investment Advisory Agreements have been entered into by Aetna GET Fund on behalf of the following portfolios in substantially the same form and type as exhibit (d) - Investment Advisory Agreement, included herewith.


Date
Portfolio
Difference in
  Compensation
Difference in
  Expenses

12/12/2001
Series E
0.60% of the average daily net assets of the Portfolio
Total annual operating fees do not exceed 0.75% of the average daily net assets

12/12/2001
Series G
0.60% of the average daily net assets of the Portfolio
Total annual operating fees do not exceed 0.75% of the average daily net assets

12/12/2001
Series H
0.60% of the average daily net assets of the Portfolio
Total annual operating fees do not exceed 0.75% of the average daily net assets

12/12/2001
Series I
0.60% of the average daily net assets of the Portfolio
Total annual operating fees do not exceed 0.75% of the average daily net assets

12/12/2001
Series J
0.60% of the average daily net assets of the Portfolio
Total annual operating fees do not exceed 0.75% of the average daily net assets

12/12/2001
Series K
0.60% of the average daily net assets of the Portfolio
Total annual operating fees do not exceed 0.75% of the average daily net assets

12/12/2001
Series L
0.60% of the average daily net assets of the Portfolio
Total annual operating fees do not exceed 0.75% of the average daily net assets

12/12/2001
Series M
0.60% of the average daily net assets of the Portfolio
Total annual operating fees do not exceed 0.75% of the average daily net assets

12/12/2001
Series N
0.60% of the average daily net assets of the Portfolio
Total annual operating fees do not exceed 0.75% of the average daily net assets

12/12/2001
Series P
0.60% of the average daily net assets of the Portfolio
Total annual operating fees do not exceed 0.75% of the average daily net assets

12/12/2001
Series Q
Offering Period - 0.25% of the average daily net assets of the Portfolio
Guarantee Period - 60% of the average daily net assets
Total annual operating fees do not exceed 0.70% of the average daily net assets